Exhibit 1

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge St.
Suite 200
North York, ON M2P 2H3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Bennett Environmental Inc.
We consent to the use of our report dated February 28, 2005, except as to note 16 which is as of March 16, 2005 and notes 3 and 18 which are as of May 30, 2006, included in this revised annual report on Form 40-F/A.
Toronto, Canada
May 30, 2006
KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.